Sale of Insurance Subsidiary (The Avon-Dixon Agency, LLC)

EASTON, Md., Dec. 17, 2018 /PRNewswire/ -- On December 17, 2018, Shore Bancshares, Inc. (the "Company" or "Shore Bancshares") and The Avon-Dixon Agency, LLC, the Company's wholly-owned insurance producer firm ("Avon-Dixon"), entered into an Asset Purchase Agreement (the "Purchase Agreement") with Avon-Dixon, an Alera Group Agency, LLC ("Alera"), a Delaware limited liability company and subsidiary of Alera Group, Inc. ("Alera Group"), pursuant to which Alera will purchase substantially all of the assets used in the operation of Avon-Dixon's insurance business (the "Acquisition"). Subject to certain adjustments set forth in the Purchase Agreement, the Company will receive net proceeds of approximately $26.9 million on the closing date of the Acquisition. Subject to customary closing conditions, the Acquisition is expected to be completed before the end of fiscal 2018.

"We feel strongly that this is a great result for both Shore Bancshares and Avon-Dixon," said Lloyd L. (Scott) Beatty, President and CEO of Shore Bancshares. "The transaction will substantially increase the Company's regulatory capital which will enable us to expand our banking activities. The association with the Alera Group will afford the agency many new opportunities for growth. The entire team will remain in place and Rich Trippe will remain as the managing partner of the agency."

Mr. Trippe added, "Avon-Dixon has enjoyed a long and beneficial relationship with Shore Bancshares, during which the agency increased local presence while growing significantly. Now, we are tremendously excited about our future as a partner in Alera Group's nationwide network of insurance agencies. Joining Alera Group gives us the resources, technical expertise and best practices of a larger national firm, while maintaining the personal local service our clients have come to expect. We will remain Avon-Dixon, a local insurance presence since 1850."

Separately, Shore United Bank, the Company's wholly-owned bank subsidiary (the "Bank") appointed Mr. Beatty to be the Bank's Chief Executive Officer, with such appointment effective as of December 17, 2018.

About Shore Bancshares, Inc.

Shore Bancshares is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland's Eastern Shore. It is the parent company of Shore United Bank; one retail insurance producer firm, Avon-Dixon, with two specialty lines, Elliott Wilson Insurance (Trucking) and Jack Martin Associates (Marine); and an insurance premium finance company, Mubell Finance, LLC. Shore Bancshares engages in trust and wealth management services through Wye Financial & Trust, a division of Shore United Bank.

Additional information is available at www.shorebancshares.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions. Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Shore Bancshares, Inc. with the Securities and Exchange Commission entitled "Risk Factors".

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

CONTACT: Lloyd ("Scott") Beatty, 410-763-7800.